Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of EQRx, Inc. for the registration of shares of its common stock and warrants to purchase common stock and to the incorporation by reference therein of our reports dated February 23, 2023, with respect to the consolidated financial statements of EQRx, Inc., and the effectiveness of internal control over financial reporting of EQRx, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 23, 2023